Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-251173, 333-237563, and 333-236359 on Form S-1; Registration Nos. 333-261227, 333-252665, 333-226842, and 333-274894 on Form S-3; and Registration Nos. 333-269686, 333-258851, 333-246258, 333-225710, 333-215026, and 333-274700 on Form S-8 of our report dated February 21, 2024, relating to the financial statements of SenesTech, Inc., for the years ended December 31, 2023 and 2022, which appear in this Annual Report on Form 10-K of SenesTech, Inc. for the year ended December 31, 2023.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
Dated: February 21, 2024